Exhibit 2.6

FIRST AMENDMENT

TO

PURCHASE AND SALE AGREEMENT

This First Amendment to Purchase and Sale Agreement (this “Amendment”), is dated as of February 24, 2020, by and among ILX Holdings III LLC, a Delaware limited liability company (“Seller”), Talos Production Inc., a Delaware corporation (“Purchaser”), and Talos Energy Inc., a Delaware corporation (“Purchaser Parent”). Seller, Purchaser and Purchaser Parent are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Parties are parties to that certain Purchase and Sale Agreement, dated as of December 10, 2019 (the “Purchase Agreement”), by and among Seller, Purchaser, and, and solely with respect to its obligations related to the Purchaser Parent Shares (as defined in the Purchase Agreement), Purchaser Parent;

WHEREAS, the Parties desire to amend certain provisions of the Purchase Agreement on the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to Section 12.12 of the Purchase Agreement, the Purchase Agreement must be amended or modified by an agreement in writing signed by Seller and Purchaser and expressly identified as an amendment or modification; and

WHEREAS, concurrently with the execution of this Amendment, Purchaser Parent is entering into an amendment to its Stockholders’ Agreement, dated as of May 10, 2018, by and among Purchaser Parent, the Apollo Parties (as such term is defined in the Stockholders’ Agreement, as amended by such amendment) and the Riverstone Parties (as such term is defined in the Stockholders’ Agreement, as amended by such amendment), which amendment shall only be effective upon the closing of the transactions contemplated by the Purchase Agreement, as amended by this Amendment.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Purchase Agreement.

2.	Amendments. The Purchase Agreement is hereby amended as follows:

a.	Section 1.2 is hereby amended to add the following term in appropriate alphabetical order:

““Amendment” means that certain Amendment to this Agreement, dated as of February 24, 2020, by and among Seller, Purchaser and Purchaser Parent.”

Additionally, all applicable Section references contained in Section 1.2 and in the “Index of Defined Terms” located in the Purchase Agreement are automatically updated and corrected in accordance with the additional defined term added to Section 1.2 of the Purchase Agreement by this Amendment. The “Index of Defined Terms” is also updated to include a row for the term “Certificate of Designation”, which is defined in Section 2.1(a) of the Purchase Agreement (as amended by this Amendment).

b.	Section 1.2 is hereby amended to delete the defined term “Effective Time” in its entirety and replace such term with the following:

““Effective Time” means 12:01 a.m., prevailing Central Time, on July 1, 2019.”

c.	The first sentence of Section 2.1(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“The purchase price for the Acquired Membership Interests shall be equal to $7,654,545.45 (the “Unadjusted Purchase Price”), consisting of (i) $4,700,000.00 in cash or other immediately available funds (the “Cash Purchase Price”), and (ii) 1,300 shares of Series A Convertible Preferred Stock (as defined in the Certificate of Designation) of Purchaser Parent, par value $0.01 per share, having the terms set forth in a Certificate of Designation substantially in the form attached as Exhibit I hereof (such Certificate of Designation, the “Certificate of Designation” and such shares, the “Purchaser Parent Shares”).”

d.	Section 4.3 of the Purchase Agreement is hereby amended to add the following sentence to the end of such section:

“Holders of a majority of the outstanding shares of common stock of Purchaser Parent as of the execution date of the Amendment, in such percentage as is required under the Organizational Documents of Purchaser Parent to effect the issuance of the common stock of Purchaser Parent to be issued upon conversion of the Purchaser Parent Shares into common stock of Purchaser Parent, have executed and delivered, prior to the execution of the Amendment, an irrevocable written consent to such conversion and the issuance of common stock of Purchaser Parent upon such conversion.”

e.	The last sentence of Section 4.7 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Purchaser Parent has, and at Closing will have, sufficient duly authorized shares of its preferred stock to enable it to issue the Purchaser Parent Shares to Seller. Purchaser Parent has, and at Closing will have, sufficient duly authorized shares of its common stock to enable it to issue the shares of common stock issuable upon conversion of the Purchaser Parent Shares.”

f.	Section 4.12 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Section 4.12 Issuance of Purchaser Parent Shares. The issuance of the Purchaser Parent Shares contemplated pursuant to this Agreement has been duly authorized as of the date of the Amendment, and upon consummation of the transactions contemplated by this Agreement, the Purchaser Parent Shares will be validly issued, fully paid, non-assessable, issued without application of preemptive rights, will have the rights, preferences and privileges specified in Purchaser Parent’s Organizational Documents, as amended by the Certificate of Designation, and will be free and clear of all Liens and restrictions, other than the restrictions imposed by this Agreement and applicable federal and state securities Laws. Other than restrictions on transfer due to the fact that the Purchaser Parent Shares are expected to be “restricted” securities under federal and state securities Laws by virtue of being issued in a transaction exempt from SEC registration, the Purchaser Parent Shares will not be subject to more onerous restrictions on tradability or transfer than the common shares of Purchaser Parent already held by Seller and its Affiliates as of the Execution Date.”

g.	The last sentence of Section 4.15 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Subject to the receipt of the New York Stock Exchange listing approval with respect to the common stock issuable upon conversion of the Purchaser Parent Shares, the issuance, sale and conversion of the Purchaser Parent Shares does not contravene New York Stock Exchange rules and regulations.”

h.	Section 5.14 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Section 5.14 Purchaser Parent Shares. Prior to the Closing, Purchaser Parent shall use its reasonable best efforts to cause the common stock issuable upon conversion of the Purchaser Parent Shares to be approved for listing, subject to notice of issuance, on the New York Stock Exchange.”

i.	Section 5.16 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Section 5.16 Preparation of Information Statement. As promptly as reasonably practicable after the date of the Amendment, Purchaser Parent will prepare and file with the Securities and Exchange Commission a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C of the Exchange Act with respect to the issuance of the common stock of Purchaser Parent issuable upon conversion of the Purchaser Parent Shares and the other transactions contemplated hereby (the “Information Statement”) in preliminary form. The Parties will cooperate with each other in the preparation of the Information Statement; without limiting the generality of the foregoing, Seller will furnish and cause its Affiliates to furnish to Purchaser Parent the information relating to the other Parties required by the Exchange Act to be set forth in the Information Statement (including, to the extent required in either a preliminary or definitive filing of the Information Statement, audited consolidated financial statements of Seller, including the notes thereto, consisting of a balance sheet as of December 31, 2019 and 2018 and the related consolidated statements of operations, changes in members’ equity and cash flows for each of the years in the three-year period ended December 31, 2019) and such other information concerning such Party as may be reasonably requested by Purchaser Parent in connection with the preparation, filing and distribution of the Information Statement, and such Parties and their counsel will be given the opportunity to review and comment on the Information Statement (or any amendment or supplement thereto) prior to the filing thereof with the Securities and Exchange Commission. The Parties will each use their commercially reasonable efforts, after consultation with the other Parties, to respond promptly to any comments made by the Securities and Exchange Commission with respect to the Information Statement, and Purchaser Parent (a) shall provide the other Parties a reasonable opportunity to review and comment on such response and (b) shall include in such response all comments reasonably proposed by the other Parties. Purchaser Parent will use its commercially reasonable efforts to cause the Information Statement to be transmitted to the holders of common stock of Purchaser Parent as promptly as practicable following the filing thereof in definitive form with the Securities and Exchange Commission. Purchaser Parent will advise the other Parties promptly after it receives notice of any request by the Securities and Exchange Commission for amendment of the Information Statement or comments thereon and responses thereto or requests by the Securities and Exchange Commission for additional information. If at any time prior to the date that is twenty (20) calendar days after the Information Statement is first mailed to holders of Purchaser Parent common stock, any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any Party that should be set forth in an amendment or supplement to the Information Statement, so that any of such documents would not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the Party which discovers such information will promptly notify the other Parties and an appropriate amendment or supplement describing such information will be promptly filed with the Securities and Exchange Commission and, to the extent required by Law, disseminated to the holders of Purchaser Parent common stock. Purchaser Parent will not mail any Information Statement, or any amendment or supplement thereto, with respect to which any Party reasonably objects to disclosure therein specifically regarding such Party or any representative of such Party. For the avoidance of doubt, the covenants set forth in this Section 5.16 shall survive the Closing until fully performed.”

j.	Each of Section 7.1(f) and Section 7.2(f) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(f) [Intentionally Omitted].”

k.	Section 7.1(g) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(g) NYSE Listing. The common stock of Purchaser Parent issuable upon conversion of the Purchaser Parent Shares shall have been authorized for listing, subject to official notice of issuance, on the NYSE;”

l.	Section 8.1 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Section 8.1 Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall, subject to the terms and conditions of this Agreement and unless otherwise agreed to in writing by the Parties, take place at the offices of Latham & Watkins LLP, located at 811 Main Street, Suite 3700, Houston, Texas 77002, on (a) the later of (i) February 28, 2020 (the “Scheduled Closing Date”), and (ii) the second (2nd) Business Day following the date on which all conditions set forth in Article 7 have been satisfied or waived, subject to the provisions of Article 10, or (b) such other date as may be mutually agreed by the Parties (such date on which the Closing occurs, the “Closing Date”).”

m.	Section 8.3 of the Purchase Agreement is hereby amended to amend and restate the existing subsections (g) and (h), and to add a new subsection (i), which amendments read as follows:

“(g) the Closing Settlement Statement, duly executed by Purchaser;

(h) evidence that the Certificate of Designation has been filed with the Secretary of State of the State of Delaware; and

(i) such other documentation as is reasonably required to transfer the Acquired Membership Interests to Purchaser.”

n.	Section 12.2 of the Purchase Amendment, with respect to the notice addresses for Purchaser and/or Purchaser Parent, is hereby amended and restated as follows:

“If to Purchaser and/or Purchaser Parent:	Talos Production Inc. 333 Clay Street, Suite 3300 Houston, Texas 77002 Attention: William S. Moss III Telephone: (713) 328-3000 Email: Bill.Moss@talosenergy.com with a copy to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

Attention: Shay Kuperman; Lande Spottswood

Telephone: (713) 758-4762; (713) 758-2326

Email: skuperman@velaw.com; lspottswood@velaw.com”

o.	The Purchase Agreement is hereby amended to replace Exhibit E thereto with Exhibit E hereto, and to include an Exhibit I in the form attached as Exhibit I hereto, respectively.

3.

References. All references to the Purchase Agreement in any document, instrument, agreement, or writing delivered pursuant to the Purchase Agreement (as further amended hereby) shall hereafter be deemed to refer to the Purchase Agreement as amended hereby.

4.

Effect. Except as expressly provided in this Amendment, all of the terms and provisions of the Purchase Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties.

5.

Counterparts. This Amendment may be executed in any number of counterparts and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party electronically or by facsimile transmission shall be deemed an original signature hereto.

6.

Miscellaneous. The terms and provisions of Sections 5.8 (Further Assurances), 12.2 (Notices), 12.3 (Expenses), 12.6 (Governing Law), 12.7 (Dispute Resolution), 12.8 (Captions), 12.9 (Waivers), 12.10 (Assignment), 12.11 (Entire Agreement), 12.12 (Amendment), 12.13 (No Third Person Beneficiaries), 12.14 (Headings), 12.15 (References), 12.16 (Construction), and 12.19 (Time of Essence) of the Purchase Agreement (as amended by this Amendment) are incorporated into this Amendment, mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, this Amendment has been signed by each of the Parties as of the date first above written.

SELLER:

ILX HOLDINGS III LLC

By:	/s/ Peter Haskopoulos
Name: Peter Haskopoulos
Title: Managing Director

[SIGNATURE PAGE TO FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT]

PURCHASER:

TALOS PRODUCTION INC.

By:	/s/ Timothy S. Duncan
Name: Timothy S. Duncan
Title: President and Chief Executive Officer

Solely with respect to its obligations related to the Purchaser Parent Shares.

PURCHASER PARENT:

TALOS ENERGY INC.

By:	/s/ Timothy S. Duncan
Name: Timothy S. Duncan
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT]

Exhibit E

FORM OF AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

[See attached.]

EXHIBIT E

FORM OF AMENDMENT NO. 1 TO

REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the Registration Rights Agreement (the “Original Agreement”), dated as of May 10, 2018, by and between Talos Energy Inc., a Delaware corporation (the “Company”), and each of the other parties set forth on the signature pages to the Original Agreement (the “Original Holders”), is entered into as of [•], 2020, by and between the Company and each of the other parties set forth on the signature pages hereto. The Company and the other parties hereto are sometimes collectively referred to herein as the “Parties” and each is sometimes referred to herein as a “Party.” Capitalized terms used in this Amendment but not defined herein have the meanings assigned to such terms in the Original Agreement.

WHEREAS, the Company and the Original Holders entered into the Original Agreement on May 10, 2018, pursuant to which, among other things, the Company granted certain registration rights to the Original Holders;

WHEREAS, in consideration of the mutual benefits to be derived from the Acquisitions (as defined herein) and this Amendment, the Company and the parties hereto desire to enter into this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:

ARTICLE I

AMENDMENTS

Section 1.01. Definitions.

(a) Additional Definitions. The following terms are hereby added to the definitions included in Section 1.01 of the Original Agreement:

“Acquisitions” means the transactions contemplated by the (i) Purchase and Sale Agreement, dated as of December 10, 2019, as amended on February 24, 2020, by and among the Company, Talos Production and ILX Holdings, LLC, a Delaware limited liability company, (ii) Purchase and Sale Agreement, dated as of December 10, 2019, as amended on February 24, 2020, by and among the Company, Talos Production and ILX Holdings II, LLC, a Delaware limited liability company, (iii) Purchase and Sale Agreement, dated as of December 10, 2019, as amended on February 24, 2020, by and among the Company, Talos Production and ILX Holdings III LLC, a Delaware limited liability company and (iv) Purchase and Sale Agreement, dated as of December 10, 2019, as amended on February 24, 2020, by and among the Company, Talos Production and Castex Energy 2014, LLC, a Delaware limited liability company, collectively, including in each case the issuance of Series A Preferred Stock to any New Riverstone Entity as set forth in any such agreement, as amended.

“New Riverstone Entities” means ILX Holdings, LLC, a Delaware limited liability company, ILX Holdings II, LLC, a Delaware limited liability company, ILX Holdings III LLC, a Delaware limited liability company, Riverstone V Castex 2014 Holdings, L.P., a Delaware limited partnership, and REL US Partnership, LLC, a Delaware limited liability company.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock of the Company, par value $0.01 per share.

“Talos Production” means Talos Production Inc., a Delaware corporation.

(b) Revised Definitions. The following terms defined in the Original Agreement are hereby replaced with the following:

“Agreement” means the Registration Rights Agreement, dated as of May 10, 2018, between the Company and each of the other parties set forth on the signature pages thereto, as amended by the Amendment No. 1 to Registration Rights Agreement, dated as of February [•], 2020, and as further amended or otherwise modified from time to time.

“Registrable Securities” means (i) any Common Stock held by any of the Principal Holders and the Legacy Holders or any of their respective Affiliates as of May 10, 2018 (after giving effect to the consummation of the Transactions), (ii) any Common Stock issuable with respect to any Series A Preferred Stock held by any of the New Riverstone Entities as of February [•], 2020 that was issued in connection with the consummation of any of the Acquisitions, (iii) any Common Stock of the Company or any Subsidiary issued or issuable with respect to the securities referred to in clause (i) above by way of dividend, distribution, split or combination of securities, or any recapitalization, merger, consolidation or other reorganization and (iv) any Series A Preferred Stock held by any of the New Riverstone Entities as of February [•], 2020 that was issued in connection with the consummation of any of the Acquisitions, which Registrable Securities are subject to the rights provided herein until such rights terminate pursuant to the provisions hereof. For the avoidance of doubt, any Person that is (or whose Registrable Securities are) managed by a Legacy Holder or by the same investment manager as a Legacy Holder shall be considered an Affiliate of such Legacy Holder for purposes of the definition of “Registrable Securities” in this Agreement.

“Riverstone Entities” means, collectively, Riverstone Talos Energy Equityco LLC, a Delaware limited liability company, Riverstone Talos Energy Debtco LLC, a Delaware limited liability company, Riverstone V FT Corp Holdings, L.P., a Delaware limited partnership, and the New Riverstone Entities.

Section 1.02. Registrable Securities. The following sentence is hereby added to the end of Section 1.02 of the Original Agreement:

“For purposes of calculating any amount or percentage of Registrable Securities pursuant to this Agreement, the term Registrable Securities shall include only the Registrable Securities contemplated by clauses (i), (ii) and (iii) of the definition of Registrable Securities included in Section 1.01 of this Agreement; provided, however, that for purposes of calculating any amount or percentage of Registrable Securities “then outstanding,” such calculation shall give effect to the issuance of Common Stock upon conversion of the shares of Series A Preferred Stock as if all shares of Series A Preferred Stock had been converted to Common Stock immediately prior to such calculation.”

Section 1.03. Registration Rights. Section 2.01 of the Original Agreement is hereby replaced in its entirety as follows:

“Section 2.01. Demand Registration. Upon the written request (a “Notice”) by a Principal Holder, Legacy Holder or any other Holder owning or controlling at least five percent (5%) of the then outstanding Registrable Securities (subject to adjustment pursuant to Section 3.04), the Company shall file with the Commission, as soon as reasonably practicable, but in no event more than 30 days following the receipt of the Notice, a registration statement (each, a “Registration Statement”) under the Securities Act providing for the resale of the Registrable Securities (which may, at the option of the Holders giving such Notice, be a registration statement under the Securities Act that provides for the resale of the Registrable Securities pursuant to Rule 415 from time to time by the Holders (a “Shelf Registration Statement”)). The Company shall use its commercially reasonable efforts to cause each Registration Statement to be declared effective by the Commission as soon as reasonably practicable after the initial filing of the Registration Statement. Any Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders of any and all Registrable Securities covered by such Registration Statement. To the extent the initial Registration Statement is not made on Form S-3, the Company shall, upon becoming eligible to file a registration statement on Form S-3, prepare and file a new Registration Statement on Form S-3 to replace the initial Registration Statement and use its best efforts to cause such subsequent Registration Statement to be declared effective by the Commission as soon as reasonably practicable thereafter. The Company shall use its commercially reasonable efforts to cause each Registration Statement filed pursuant to this Section 2.01 to be continuously effective, supplemented and amended to the extent necessary to ensure that it is available for the resale of all Registrable Securities by the Holders until all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities (the “Effectiveness Period”). Each Registration Statement when effective (and the documents incorporated therein by reference) shall comply as to form in all material respects with all applicable requirements of the Securities Act and shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each Holder shall be limited to two demand registrations under this Section 2.01 in any twelve-month period (provided, however, that there shall be no limit on the number of Shelf Registration Statements that may be required by the Holders hereunder), and the Company shall not be obligated to file more than one Registration Statement within 120 days after the effective date of any Registration Statement filed by the Company.”

ARTICLE II

MISCELLANEOUS

Section 2.01. Amendment. No amendment of this Amendment shall be valid unless such amendment is made in accordance with Section 3.11 of the Original Agreement.

Section 2.02. Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The delivery of an executed counterpart copy of this Amendment by facsimile or electronic transmission in PDF format shall be deemed to be the equivalent of delivery of the originally executed copy thereof.

Section 2.03. Headings. The headings in this Amendment are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 2.04. Governing Law. The laws of the State of New York shall govern this Amendment.

Section 2.05. Severability of Provisions. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.

Section 2.06. Effect of the Amendment. Except as amended by this Amendment, all other terms of the Original Agreement shall continue in full force and effect and remain unchanged and are hereby confirmed in all respects by each Party.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto execute this Amendment, effective as of the date first above written.

TALOS ENERGY INC.

By:
Name:	Timothy S. Duncan
Title:	President and Chief Executive Officer

SIGNATURE PAGE

TO

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

AP TALOS ENERGY LLC
a Delaware limited liability company

By:
	Name:	Laurie D. Medley
	Title:	Vice President

AP TALOS ENERGY DEBTCO LLC
a Delaware limited liability company

By:
	Name:	Laurie D. Medley
	Title:	Vice President

SIGNATURE PAGE

TO

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

RIVERSTONE TALOS ENERGY EQUITYCO LLC
a Delaware limited liability company

By:
Name:	Peter Haskopoulos
Title:	Managing Director

RIVERSTONE TALOS ENERGY DEBTCO LLC
a Delaware limited liability company

By:
Name:	Peter Haskopoulos
Title:	Managing Director

RIVERSTONE V FT CORP HOLDINGS, L.P.
a Delaware limited partnership

By:	Riverstone Energy Partners V, L.P., its general partner

By:	Riverstone Energy GP V, LLC its general partner

By:
Name:	Peter Haskopoulos
Title:	Managing Director

SIGNATURE PAGE

TO

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

ILX HOLDINGS, LLC
a Delaware limited liability company

By:
Name:	Peter Haskopoulos
Title:	Managing Director

ILX HOLDINGS II, LLC
a Delaware limited liability company

By:
Name: Peter Haskopoulos
Title: Managing Director

ILX HOLDINGS III LLC
a Delaware limited liability company

By:
Name: Peter Haskopoulos
Title: Managing Director

RIVERSTONE V CASTEX 2014 HOLDINGS, L.P., a Delaware limited partnership

By:	RIVERSTONE V REL HOLDINGS GP, LLC, its general partner

By:
Name:	Peter Haskopoulos
Title:	Managing Director

REL US PARTNERSHIP, LLC
a Delaware limited liability company

By:
Name:	Peter Haskopoulos
Title:	Managing Director

SIGNATURE PAGE

TO

AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

Exhibit I

FORM OF CERTIFICATE OF DESIGNATION

[See attached.]

EXHIBIT I

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

TALOS ENERGY INC.

The undersigned, Timothy S. Duncan, President and Chief Executive Officer of Talos Energy Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), the Board is authorized to provide for the issuance of up to 30,000,000 shares of preferred stock of the Corporation, par value of $.01 per share (the “Preferred Stock”), of which none are presently issued and outstanding, by filing a certificate of the voting powers (if any), designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, pursuant to the applicable provisions of the DGCL, as are stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board.

2. Pursuant to Section 151 of the DGCL and the authority expressly vested by the Certificate, the following resolutions were duly adopted by the Board on [•], 2020:

WHEREAS, the Certificate provides for the issuance from time to time of Preferred Stock in one or more series;

WHEREAS, the Board is authorized to fix the voting powers (if any), designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, pursuant to the applicable provisions of the DGCL; and

WHEREAS, it is the desire of the Board, pursuant to its authority as aforesaid, to create, provide for the issuance of, fix the voting powers (if any), designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions of, if any, and fix other matters relating to, a series of the Preferred Stock designated as “Series A Convertible Preferred Stock,” which shall consist of 110,000 shares, par value of $.01 per share.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby create and provide for the issuance of a series of Series A Convertible Preferred Stock and does hereby fix the voting powers (if any), designations, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, and other matters relating to the shares of Series A Convertible Preferred Stock as follows:

Section 1. Liquidation.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Series A Convertible Preferred Stock shall be entitled to receive a payment of $.01 per share of Series A Convertible Preferred Stock in preference (the “Liquidation Preference”) to the holders of, and before any payment or distribution is made on, any stock ranking junior to the Series A Convertible Preferred Stock, including, without limitation, on the Corporation’s common stock, par value of $.01 per share (the “Common Stock”). Following the payment of the Liquidation Preference, the holders of the Series A Convertible Preferred Stock shall be entitled to receive the amount that such holders would have been entitled to receive if the Series A Convertible Preferred Stock were fully converted (disregarding for such purpose any conversion limitations hereunder) to Common Stock at the Conversion Ratio (as defined below), which amounts shall be paid pari passu with all holders of Common Stock.

(b) In the event the assets of the Corporation available for distribution to the holders of shares of Series A Convertible Preferred Stock upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 1(a), proportionate distributable amounts shall be paid on account of the shares of Series A Convertible Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which holders of Series A Convertible Preferred Stock and of any stock that ranks on parity with the Series A Convertible Preferred Stock are entitled upon such liquidation, dissolution or winding up.

(c) Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board.

Section 2. Voting. Except as otherwise expressly required by law, the holders of Series A Convertible Preferred Stock shall have no voting rights, including the right to elect any directors, and their consent shall not be required for taking any corporate action, except for any voting rights (including with respect to corporate actions) required by the DGCL or the Certificate. For the avoidance of doubt, the holders of Series A Convertible Preferred Stock shall have the right to vote as a class on any increase or decrease in the authorized shares of Series A Convertible Preferred Stock.

Section 3. Automatic Conversion. Each share of Series A Convertible Preferred Stock shall automatically, and without any further action on the part of the holder thereof, convert into a number of shares of Common Stock equal to the Conversion Ratio immediately following the expiration of the 20 calendar day period commencing on the stated date of distribution to the Corporation’s stockholders in accordance with Rule 14c-2 of Regulation 14C promulgated under the Securities Exchange Act of 1934, as amended, of a definitive Information Statement on Schedule 14C filed by the Corporation with the Securities and Exchange Commission relating to the conversion of the Series A Convertible Preferred Stock.

Section 4. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Convertible Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Conversion Ratio multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged; provided, however, that in connection with any merger, combination or other transaction contemplated by this Section 4 solely among or between the Corporation and one or more subsidiaries of the Corporation, each share of Series A Convertible Preferred Stock shall be exchanged for a share of senior preferred stock in the ultimate surviving parent entity in such transaction, having substantially the same designations, relative rights and preferences as the Series A Convertible Preferred Stock.

Section 5. Other Provisions.

(a) Best Efforts. The Corporation shall use its best efforts to effect the automatic conversion as provided in Section 3 above.

(b) Record Holders. The Corporation and its transfer agent, if any, for the Series A Convertible Preferred Stock may deem and treat the record holder of any shares of Series A Convertible Preferred Stock as reflected on the books and records of the Corporation as the sole, true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

(c) Reservation and Authorization of Common Stock. The Corporation covenants that, so long as any shares of Series A Convertible Preferred Stock remain outstanding, the Corporation will at all times reserve and keep available, from its authorized and unissued Common Stock solely for issuance and delivery upon the conversion of the shares of Series A Convertible Preferred Stock and free of preemptive rights, such number of shares of Common Stock as from time to time shall be issuable upon the conversion in full of all outstanding shares of Series Convertible

Preferred Stock. The Corporation further covenants that it shall, from time to time, take all steps necessary to increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued would otherwise be insufficient to allow delivery of all of the shares of Common Stock when deliverable upon the conversion in full of all outstanding shares of Series A Convertible Preferred Stock. The Corporation covenants that all shares of Common Stock will, at all times that shares of Series A Convertible Preferred Stock are convertible, be duly approved for listing subject to official notice of issuance on each securities exchange, if any, on which the Common Stock is then listed.

(d) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of the Series A Convertible Preferred Stock. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any shares of the Series A Convertible Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then current market price of Common Stock.

Section 6. Restriction and Limitations. Except as required by law so long as any shares of Series A Convertible Preferred Stock remain outstanding, the Corporation shall not, without the written consent of the holders of at least a majority of the then outstanding shares of the Series A Convertible Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the holders of Series A Convertible Preferred Stock.

Section 7. Dividends and Stock Splits.

(a) The holders of the Series A Convertible Preferred Stock shall be entitled to receive, with respect to any distribution of cash or other property made to holders of Common Stock, the amount that such holders of Series A Convertible Preferred Stock would have been entitled to receive if the Series A Convertible Preferred Stock were fully converted (disregarding for such purpose any conversion limitations hereunder) to Common Stock at the Conversion Ratio on the record date for such distribution.

(b) If the Corporation, at any time while shares of the Series A Convertible Preferred Stock are outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock or Common Stock equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, then the number of shares of Common Stock issuable upon conversion in Section 3, which is initially 100 (as it may be adjusted in accordance with this paragraph, the “Conversion Ratio”) shall be modified by multiplying the Conversion Ratio by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately after such event, and of which the denominator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event. Any adjustment made pursuant to this Section 7 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. Successive adjustments in the Conversion Ratio shall be made whenever any event specified above shall occur.

RESOLVED, FURTHER, that the Chief Executive Officer, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations (this “Certificate of Designation”) in accordance with the foregoing resolutions and the applicable provisions of the DGCL.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this [•] day of [•], 2020.

/s/
Name: Timothy S. Duncan
Title: President and Chief Executive Officer

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CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS